Exhibit 99.1

NV5 ACQUIRES MEP ENGINEERING AND ENERGY MANAGEMENT COMPANY SEBESTA, INC.

Hollywood, FL – February 2, 2016 – NV5 Global, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, announced today that it has acquired Sebesta, Inc. (Sebesta), a St. Paul, Minnesota-based mechanical, electrical and plumbing (MEP) engineering and energy management company with annualized revenues of $35 million. Primary clients include federal and state governments, power and utility companies, and major educational, healthcare, industrial and commercial property owners throughout the United States. Sebesta’s staff numbers 175 and operates from 12 offices in the Midwest, Texas, Mid-Atlantic and Northeast. The acquisition was made entirely in cash from internal sources without using debt and will be immediately accretive to NV5’s earnings.

“With the acquisition of Sebesta, we are creating value for our shareholders and diversifying our company: we are establishing a very scalable platform for growth for our energy service vertical, we are bringing NV5 into new geographical areas, and we are introducing NV5 to Sebesta’s blue chip clients. We are especially pleased that we will be doing business with an impressive federal client base to which the barriers to entry are very high and where we know there will be significant opportunities for synergy and cross-selling among our other service verticals,” said Dickerson Wright, P.E., Chairman and CEO of NV5. “NV5 already has the capabilities to do much of the work Sebesta’s professionals were previously subcontracting to other infrastructure, program management, and architecture firms, and so in this way, we know we will be able to expand the exceptionally high-quality services Sebesta’s experts have been providing to their clients for the last twenty years.”

Rob Costello, President and CEO of Sebesta commented, “We feel Sebesta is poised for growth, and that is the primary reason why we are joining forces with NV5. We bring seasoned management and staff along with an impeccable reputation for serving our clients. We look forward to NV5’s support and collaboration in order to realize the potential upside the combination of our two companies represents. We see tremendous opportunities for cross-marketing with NV5’s other business lines. And, as we introduce our services to the NV5 offices in the West and Southeast, this will greatly enhance NV5’s overall market presence in energy-related technical services.”

About Sebesta, Inc.

Sebesta is a nationally-recognized provider of full-service engineering, energy performance, commissioning and sustainability services.  Through the expertise of its technical professionals, Sebesta has created smart and sustainable facility solutions for all types of clients, including federal and state governments as well as education, commercial, industrial, healthcare, and electric utility companies. From master planning to design, implementation, and optimization strategies, Sebesta consistently improves the effectiveness and operation of facilities for their clients.  Some of Sebesta’s federal clients include the U.S. Department of State, Department of Defense, Department of Homeland Security, Department of Veterans Affairs, the Air National Guard, and the U.S. Navy. Sebesta was responsible for commissioning of the long-term renovation project at the Pentagon where they helped the six million square-foot building achieve LEED certification.  They have commissioned numerous U.S. Embassy facilities around the world, the U.S. Capitol Visitor Center, the BRAC 133 at Mark Center, the George W. Bush Presidential Library and Museum and the expansion of the renowned Kimbell Art Museum. Sebesta’s portfolio also includes projects for DFW Airport, Deloitte, Hines Property Management, and several major universities and university medical centers. Sebesta provides energy engineering services to major power and utility companies such as the New York Power Authority, Portland General Electric, and the Southern Maryland Electric Cooperative. Sebesta’s long-standing industrial clients include 3M Corporation and Cargill.

About NV5
NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates 42 offices in Arizona, California, Colorado, Connecticut, Florida, Massachusetts, Maryland, New Jersey, New Mexico, New York, Ohio, Pennsylvania, Utah, Washington and Wyoming, and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements that the acquisition will be immediately accretive to NV5’s earnings. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Global, Inc.
Lauren Wright, Ph.D.
Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com